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                                                                    EXHIBIT 12.1

                               KOMAG, INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (in thousands except ratio amounts)


                                                                                   FISCAL YEAR
                                                  ---------------------------------------------------------------------------------
                                                       1996             1997             1998            1999             2000
                                                  ---------------   --------------   -------------   --------------   -------------
Income (loss) before income taxes, minority
    interest, equity in joint venture income
    (loss), and extraordinary gain...........       $  121,148      $   (37,820)     $   (337,474)    $  (307,667)     $   (79,566)
Fixed charges (1)............................            3,528           13,944            23,156          27,282            47,051
                                                  ---------------   --------------   -------------   --------------   -------------
Total earnings and fixed charges.............          124,676          (23,876)         (314,318)       (280,385)         (32,515)
                                                  ===============   ==============   =============   ==============   =============
Fixed charges (1)............................            3,528           13,944            23,156          27,282            47,051
                                                  ---------------   --------------   -------------   --------------   -------------
Ratio of earnings to fixed charges (2).......             35.3              N/A               N/A             N/A              N/A

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(1)  Fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges for fiscal 1997, 1998, 1999 and 2000 by approximately $37.8 million, $337.5 million, $307.7 million and $79.6 million, respectively.